Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports Second-Quarter 2022 Results
NEW YORK, August 3, 2022 – The New York Times Company (NYSE: NYT) today announced financial results for the second quarter ended June 26, 2022.
Second Quarter 2022 Key Financial Highlights
•Operating profit was $51.7M, a 29.5% decrease, while adjusted operating profit (defined below) was $76.2M, a 18.0% decrease, both largely as a result of expected operating losses at The Athletic Media Company (“The Athletic”), which the Company acquired in the first quarter of 2022.
•Adjusted operating profit at The New York Times Group segment was $88.8M, a 4.4% decrease, as higher digital subscription and other revenues were more than offset by higher costs. Adjusted operating loss at The Athletic segment was $12.6M.
•Total revenues were $555.7M, an 11.5% increase, as digital subscription revenues were $238.7M, a 25.5% increase.
•The Company added approximately 180,000 net digital-only subscribers and 230,000 digital-only subscriptions compared with the end of the first quarter of 2022.
•Diluted earnings per share from continuing operations was $.37, a $.05 increase, while adjusted diluted earnings per share from continuing operations (defined below) was $.24, a $.12 decrease.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Our second quarter results demonstrate that we are making palpable progress on our strategy of becoming the essential subscription for every English-speaking person seeking to understand and engage with the world. In the quarter, we brought in 180,000 net digital-only subscribers, including the highest-ever number of new starts to our All Digital Access Bundle, and saw an approximately 70% increase in net digital-only subscriber additions relative to the second quarter of 2021. These results are a product of our deliberate efforts to drive more volume, penetrate the addressable market, and ultimately increase ARPU, all while leading with the Bundle.
“Given the strength of our strategy, we are reaffirming our full-year profit outlook and remain confident in our ability to drive enhanced shareholder value, despite market uncertainties.

“With continued strength in converting new subscribers, a long runway of audience still to be penetrated, and an increasingly valuable product portfolio including a breadth of new offerings in games and The Athletic, we are well on our way to achieving our next mile marker of 15 million subscribers by 2027.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2022 to the second quarter of 2021.
Beginning with the second quarter of 2022, the Company has updated its rounding methodology for subscriptions (including net subscription additions), subscribers (including net subscriber additions) and subscriber-related metrics (other than ARPU) and will round to the nearest ten thousand instead of the nearest thousand as it had previously been presenting. The sum of individual metrics may not always equal total amounts indicated due to rounding.
The Company has updated certain historical disclosures for the first quarters of 2021 and 2022 and the fourth quarter of 2021 to reflect a change in methodology and some non-material error corrections. The adjustments had no impact on the Company’s consolidated balance sheets, consolidated statements of comprehensive income (loss) or the consolidated statements of cash flows for any of these periods. Refer to the Supplementary Information section for more information.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
Second quarter 2022 results included the following special item:
•A $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y. The gain is included in Interest income and other, net in our Condensed Consolidated Statements of Operations.
Second quarter 2021 results included the following special item:
•A $3.8 million charge ($2.8 million or $0.02 per share after tax) resulting from the termination of a tenant’s lease in our headquarters building.

Consolidated Results from Continuing Operations
Revenues
Total revenues for the second quarter of 2022 increased 11.5 percent to $555.7 million from $498.5 million in the second quarter of 2021. Subscription revenues increased 13.1 percent to $383.6 million, advertising revenues increased 4.1 percent to $117.4 million and other revenues increased 17.6 percent to $54.7 million.
Subscription revenues in the second quarter of 2022 rose primarily due to growth in the number of subscribers to the Company’s digital-only products and the benefit from subscriptions graduating to higher prices from introductory promotional pricing, as well as the inclusion of subscription revenue from The

Athletic. Subscription revenue from digital-only products increased 25.5 percent, to $238.7 million. Print subscription revenues decreased 2.8 percent to $144.9 million, largely due to lower domestic home delivery revenue, which declined 2.7 percent.
The Company ended the second quarter of 2022 with approximately 9.17 million paid subscribers with approximately 10.56 million paid subscriptions across its print and digital products. Of the 9.17 million subscribers, approximately 8.41 million were paid digital-only subscribers with approximately 9.81 million paid digital-only subscriptions.

There was a net increase of 180,000 digital-only subscribers and 230,000 digital-only subscriptions compared with the end of the first quarter of 2022. There was a net increase of 1,200,000 digital-only subscribers and 1,480,000 digital-only subscriptions compared with the end of the second quarter of 2021, which excludes approximately 1,029,000 subscribers and 1,161,000 subscriptions that were added as a result of the acquisition of The Athletic in the first quarter of 2022. The Athletic had a net increase of 50,000 standalone subscribers in the quarter. In addition, late in the quarter the Company began giving its Bundle subscribers access to The Athletic, which added approximately 420,000 Subscribers with The Athletic. As a result, total growth in Subscribers with The Athletic was approximately 470,000 in the second quarter.

Second-quarter 2022 digital advertising revenue decreased 2.4 percent and print advertising revenue increased 15.1 percent. Digital advertising revenue was $69.3 million, or 59.0 percent of total Company advertising revenues, compared with $71.0 million, or 63.0 percent, in the second quarter of 2021. Digital advertising revenue decreased primarily as a result of the macroeconomic environment, a reduction in marketer spend on advertising adjacent to news coverage given the current news environment, and fewer programmatic advertising impressions, which more than offset higher direct-sold advertising largely from the addition of advertising revenue from The Athletic. Print advertising revenue increased primarily in the entertainment and luxury categories, which were more severely impacted by the Covid-19 pandemic in the second quarter of 2021.

Other revenues increased 17.6 percent in the second quarter of 2022, primarily as a result of higher revenue from commercial printing, live events, television and film projects, Wirecutter affiliate revenue, and licensing.
Operating Costs
Total operating costs increased 19.6 percent in the second quarter of 2022 to $504.0 million compared with $421.4 million in the second quarter of 2021, while adjusted operating costs increased 18.2 percent to $479.5 million from $405.6 million in the second quarter of 2021. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenues and general and administrative costs as described below, increased 24.2 percent to $92.6 million compared with $74.6 million in the second quarter of 2021.
Cost of revenue increased 19.6 percent to $300.6 million compared with $251.4 million in the second quarter of 2021, largely due to The Athletic, as well as growth in the number of employees who work in the newsroom, higher subscriber servicing costs and higher print production and distribution costs largely as a result of higher raw material costs. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 19.3 percent to $25.8 million compared with $21.6 million in the second quarter of 2021.
Sales and marketing costs increased 17.2 percent to $62.8 million compared with $53.6 million in the second quarter of 2021 due to our acquisition of The Athletic and higher advertising sales costs, which were lower in the prior year due largely to the Covid-19 pandemic. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, increased 6.6 percent to $30.9 million in the second quarter of 2022 from $29.0 million in 2021 as a result of our acquisition of The Athletic, while media expenses at The New York Times Group were slightly lower than the prior year.
Product development costs increased 28.0 percent to $50.8 million compared with $39.7 million in the second quarter of 2021, largely due to our acquisition of The Athletic as well as growth in the number of digital product development employees in connection with digital subscription strategic initiatives. All product development costs are technology costs.
General and administrative costs increased 11.0 percent to $69.1 million compared with $62.3 million in the second quarter of 2021, largely due to growth in the number of employees, our acquisition of The Athletic and higher severance expense largely related to our commercial printing operations. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 20.5 percent to $16.0 million compared with $13.3 million in the second quarter of 2021.

Business Segment Results
Beginning in the first quarter of 2022, we have two reportable segments: The New York Times Group and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
The New York Times Group revenues grew 7.6 percent in the second quarter of 2022 to $536.1 million from $498.5 million in the second quarter of 2021. Subscription revenues increased 8.1 percent to $366.6 million from $339.2 million in the second quarter of 2021, primarily due to growth in subscription revenues from digital-only products. Advertising revenues increased 1.8 percent to $114.8 million from $112.8 million in the second quarter of 2021 as growth in print advertising more than offset a decline in digital advertising revenues.
The New York Times Group adjusted operating costs grew 10.3 percent in the second quarter of 2022 to $447.3 million from $405.6 million in the second quarter of 2021.
The New York Times Group adjusted operating profit decreased 4.4 percent to $88.8 million from $92.9 million in the prior year as higher revenues were more than offset by higher costs.
The Athletic
Revenues at The Athletic totaled $19.5 million in the second quarter of 2022, primarily from subscription revenues.
The Athletic adjusted operating costs totaled $32.1 million in the second quarter of 2022, largely from cost of revenue, which is primarily related to journalism costs.
The Athletic adjusted operating loss totaled $12.6 million in the second quarter of 2022.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the second quarter of 2022 was $35.6 million compared with $1.9 million in the second quarter of 2021. The increase was primarily a result of the gain from the sale of approximately four acres of land at our printing and distribution facility in College Point, N.Y.

Income Taxes
The Company had income tax expense of $23.9 million in the second quarter of 2022 compared with an income tax expense of $18.2 million in the second quarter of 2021. The effective income tax rate was 27.9 percent in the second quarter of 2022 and 25.1 percent in the second quarter of 2021. The increase in income tax expense was primarily due to higher income from continuing operations in the second quarter of 2022.

Earnings Per Share
Diluted earnings per share from continuing operations in the second quarter of 2022 was $.37 compared with $.32 in the same period of 2021. Adjusted earnings per share from continuing operations was $.24 in the second quarter of 2022 compared with $.36 in the second quarter of 2021.

Liquidity
As of June 26, 2022, the Company had cash and marketable securities of $453.4 million, a decrease of $616.6 million from $1.07 billion as of December 26, 2021. Approximately $550.0 million was used to fund the purchase price of The Athletic in February 2022.

The Company has an unsecured revolving line of credit. As of June 26, 2022, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt. On July 27, 2022, the Company entered into an amendment and restatement of the credit facility that increased the committed amount from $250.0 million to $350.0 million and extended the maturity date from September 2024 to July 27, 2027.

In February 2022, the Board of Directors approved a $150 million Class A stock repurchase program. As of July 29, 2022, we had repurchased 1,934,708 shares for approximately $67.8 million and $82.2 million remained under this authorization.

Capital Expenditures
Capital expenditures totaled approximately $10 million in the second quarter of 2022 compared with approximately $8 million in the second quarter of 2021. The increase in capital expenditures in 2022 was primarily driven by improvements in our headquarters building that are intended to address growth in the number of employees and to enhance technologies that support our transition to hybrid work with employees working both from the office and remotely.

Outlook

Below is the Company’s guidance for revenue and operating costs for the third quarter of 2022 compared with the third quarter of 2021. For The New York Times Group and the consolidated company, the comparison is to the consolidated results in the third quarter of 2021, before The Athletic acquisition. The guidance on The Athletic reflects our estimate of the impact The Athletic will have on third quarter consolidated results.

	The New York Times Group	The Athletic (contribution to consolidated results)	The New York Times Company

Digital-only subscription revenues	increase 10% - 14%	10 - 12 percentage points (pp)	increase 21% - 25%
Total subscription revenues	increase 5% - 7%	5 - 7 pp	increase 11% - 13%

Digital advertising revenues	decrease 4% - 8%	5 - 7 pp	flat to decrease low-single digits
Total advertising revenues	decrease low- to mid-single digits	2 - 5 pp	flat to decrease low-single digits

Other revenue	decrease approximately 5%	n/a	decrease approximately 5%

Operating costs	n/a	n/a	increase 10% - 15%
Adjusted operating costs	increase mid-single digits	approximately 7 - 9 pp	increase 9% - 13%
As reflected above, adjusted operating costs for The New York Times Group are expected to increase in the mid-single digits compared with the third quarter of 2021 as we continue investment into the drivers of digital subscription growth. The Company expects cost growth for The New York Times Group to slow considerably in the second half of 2022.
In 2022, we continue to expect to grow adjusted operating profit in our core business before the impact from The Athletic, though we do not expect that growth to entirely offset the dilutive impact of The Athletic on a consolidated basis.
The Company expects the following on a pre-tax basis in 2022 (including The Athletic):
•Depreciation and amortization: approximately $85 million,(1)
•Interest income and other, net: approximately $40 million,(2) and
•Capital expenditures: approximately $55 million.

The Company has adopted a change to its fiscal calendar and as a result, the Company’s 2022 fiscal year will end on December 31, 2022 and thereafter be the calendar year.

(1) Annual outlook includes approximately $27.0 million intangibles amortization largely related to the acquisition of The Athletic.
(2) Includes a $34.2 million gain recorded in the second quarter of 2022 related to the sale of a portion of land at our printing and distribution facility in College Point, N.Y.

Conference Call Information
The Company’s second-quarter 2022 earnings conference call will be held on Wednesday, August 3, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at dpregister.com/sreg/10167677/f300447b9b, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call.

Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 17. The replay access code is 1596359.
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 9 million subscribers accounting for more than 10 million subscriptions across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on metrics that are subject to inherent challenges in measurement; our ability to improve and scale our technical and data infrastructure and respond and adapt to changes in technology and consumer behavior; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; the impact of the Covid-19 pandemic; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a talented and diverse workforce; the impact of labor negotiations and agreements; adverse results from litigation or governmental investigations; risks associated with the acquisition of The Athletic, including, among others, those related to our ability to realize the anticipated benefits of the acquisition, our ability to meet our publicly announced guidance about the impact of the acquisition, and the risks associated with The Athletic’s business and operations; the risks and challenges associated with investments we make in new and existing products and services, including The Athletic; risks associated with other acquisitions, divestitures, investments and other transactions; potential effects on our operating flexibility as a result of the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future, be subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 26, 2021, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Segment Information
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Revenues
Subscription(a)	$383,619	$339,217	13.1%	$755,598	$668,301	13.1%
Advertising(b)	117,379	112,774	4.1%	233,649	209,890	11.3%
Other(c)	54,682	46,506	17.6%	103,858	93,351	11.3%
Total revenues	555,680	498,497	11.5%	1,093,105	971,542	12.5%
Operating costs
Cost of revenue (excluding depreciation and amortization)	300,583	251,358	19.6%	581,948	502,355	15.8%
Sales and marketing	62,769	53,555	17.2%	140,357	113,708	23.4%
Product development	50,822	39,699	28.0%	98,255	78,642	24.9%
General and administrative	69,141	62,283	11.0%	140,498	118,860	18.2%
Depreciation and amortization (d)	20,704	14,486	42.9%	39,390	29,203	34.9%
Total operating costs	504,019	421,381	19.6%	1,000,448	842,768	18.7%
Acquisition-related costs (e)	—	—	—	34,712	—	*
Lease termination charge (f)	—	3,831	*	—	3,831	*
Operating profit	51,661	73,285	(29.5)%	57,945	124,943	(53.6)%
Other components of net periodic benefit costs	1,624	2,598	(37.5)%	3,146	5,197	(39.5)%
Interest income and other, net (g)	35,604	1,873	*	36,679	3,384	*
Income from continuing operations before income taxes	85,641	72,560	18.0%	91,478	123,130	(25.7)%
Income tax expense	23,864	18,243	30.8%	24,976	27,704	(9.8)%
Net income attributable to The New York Times Company common stockholders	$61,777	$54,317	13.7%	$66,502	$95,426	(30.3)%
Average number of common shares outstanding:
Basic	167,636	168,012	(0.2)%	167,816	167,828	0.0%
Diluted	167,636	168,346	(0.4)%	167,816	168,312	(0.3)%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.37	$0.32	15.6%	$0.40	$0.57	(29.8)%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.37	$0.32	15.6%	$0.40	$0.57	(29.8)%
Dividends declared per share	$—	$—	*	$0.09	$0.07	28.6%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

(a) The following table summarizes digital and print subscription revenues for the second quarters and first six months of 2022 and 2021:

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Digital-only subscription revenues (1)	$238,727	$190,145	25.5%	465,489	369,745	25.9%
Print subscription revenues:
Domestic home delivery subscription revenues (2)	131,080	134,755	(2.7)%	262,472	269,150	(2.5)
Single-copy, NYT International and Other subscription revenues (3)	13,812	14,317	(3.5)%	27,637	29,406	(6.0)%
Subtotal print subscription revenues	144,892	149,072	(2.8)%	290,109	298,556	(2.8)%
Total subscription revenues	$383,619	$339,217	13.1%	$755,598	$668,301	13.1%
(1) Includes revenue from digital-only bundled and standalone subscriptions to our news product, as well as The Athletic and our Games, Cooking, Audm and Wirecutter products.
(2) Domestic home delivery subscriptions include access to our digital news product, as well as our Games, Cooking and Wirecutter products.
(3) NYT International is the international edition of our print newspaper.
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products. We also offer standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Games, Cooking, Audm and Wirecutter products. The Company has set out below the number of digital-only, print and total subscribers to the Company’s products as well as certain additional metrics, including average revenue per subscriber. A digital-only subscriber is defined as a subscriber who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s digital products.
Beginning with the second quarter of 2022, the Company has updated its rounding methodology for subscriptions (including net subscriptions additions), subscribers (including net subscriber additions) and subscriber-related metrics (other than ARPU) and will round to the nearest ten thousand instead of the nearest thousand as it had previously been presenting. The sum of individual metrics may not always equal total amounts indicated due to rounding.

The following table summarizes digital and print subscribers as of the end of the second quarters of 2022 and 2021, and first quarter of 2022:

	Second Quarter			First Quarter
	2022	2021	% Change	2022 (1)	% Change
Digital-only subscribers (2)	8,410	6,190	35.9%	8,230	2.2%
Print subscribers(3)	760	815	(6.7)%	780	(2.6)%
Total subscribers	9,170	7,005	30.9%	9,010	1.8%
(1) Corrected from previously released information. Refer to Supplementary Information section.
(2) Subscribers with paid digital-only subscriptions to one or more of our news product, The Athletic, or our Games, Cooking and Wirecutter products. Subscribers with a paid domestic home-delivery print subscription to The New York Times are excluded. The number of paid digital-only subscribers from group education and group corporate subscriptions (which collectively represented approximately 4% of paid digital-only subscribers as of the second quarter of 2022) is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with a paid domestic home delivery or mail print subscription to The New York Times, which also includes access to our digital news product, as well as our Games, Cooking and Wirecutter products, or a paid print subscription to our Book Review or Large Type Weekly products. Book Review, Mail and Large Type Weekly subscribers are included in the count of subscribers but not subscriptions.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands, except for ARPU)

The following table summarizes digital and print subscriptions (1) as of the end of the second quarters of 2022 and 2021, and first quarter of 2022:

	Second Quarter			First Quarter
	2022	2021	% Change	2022 (2)	% Change
Digital-only subscriptions(3)(4)	9,810	7,175	36.7%	9,579	2.4%
Print subscriptions(5)	750	803	(6.6)%	770	(2.6)%
Total subscriptions	10,560	7,978	32.4%	10,349	2.0%
(1) While the Company is moving toward an emphasis on individual subscriber growth rather than growth of total subscriptions, we expect to continue to report on the number of subscriptions at least through the fourth quarter of 2022.

(2) Corrected from previously released information. Refer to Supplementary Information section.
(3) Paid digital-only subscriptions to our news product, as well as The Athletic and our Games, Cooking, Audm and Wirecutter products. Standalone subscriptions to these products are counted separately and bundle subscriptions are counted as one subscription.

(4) The number of paid digital-only subscriptions includes estimated group corporate and group education subscriptions (which collectively represented approximately 4% of paid digital-only subscriptions as of June 26, 2022). We calculate this estimate using the value of the relevant contract and a discounted subscription rate. The actual number of users who have access to our products through group subscriptions is substantially higher. In the fourth quarter of 2021, we updated the discounted subscription rate used as part of this calculation in order to bring it in line with our current digital subscription pricing model. For comparison purposes, we recast digital-only subscriptions in prior periods using the updated methodology, and this resulted in approximately 42,000 additional group corporate and group education subscriptions in the second quarter of 2021. There is no impact to subscription revenue as a result of this change.

(5) Paid domestic home-delivery print subscriptions to The New York Times, which also include access to our digital news product, as well as our Games, Cooking and Wirecutter products. Excludes subscriptions to our Book Review or Large Type Weekly products and subscriptions to The New York Times that are delivered by mail.

The following table summarizes supplementary subscriber metrics as of the end of the second quarters of 2022 and 2021, and first quarter of 2022:

	Second Quarter			First Quarter
	2022	2021	% Change	2022 (1)	% Change
Digital-only subscriber ARPU(2)	$8.83	$9.55	(7.5)%	$9.13	(3.3)%
Total multiproduct subscribers(3)	2,690	2,135	26.0%	2,566	4.8%
Digital-only subscribers with News(4)	6,140	5,350	14.8%	6,101	0.6%
Subscribers with The Athletic(5)	1,690	N/A	N/A	1,216	39.0%
(1) Corrected from press release previously issued. Refer to Supplementary Information Section.
(2) “Digital-only subscriber Average Revenue per User” or “Digital-only subscriber ARPU” is calculated by dividing the average monthly digital subscription revenue (calculated by dividing digital subscription revenue in the quarter by 3.25 to reflect a 28-day billing cycle) in the measurement period by the average number of digital subscribers during the period.

(3) Subscribers with paid subscriptions that include access to two or more of the Company’s products, including through separate standalone subscriptions; a digital bundle; or a print home-delivery subscription (which includes access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products).

(4) Subscribers with a paid digital-only subscription that includes access to the Company’s digital news product. This reflects the updated methodology referenced in footnote 3 in the table directly above.

(5) Subscribers with a paid subscription that includes access to The Athletic.

We believe that the significant growth over the last several years in subscriptions to our products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The Company is increasing its emphasis on subscriber growth rather than growth of total subscriptions. The following charts illustrate the growth in net digital-only subscribers and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products.

Subscribers (1)
(millions)
Print (2) (3)
Digital-only
Period
2018
0.9
3.0
4.0
2019
0.9
3.9
4.8
2020
0.8
5.9
6.7
2021
0.8
6.8
7.6
Q2 2022
0.8
8.4
9.2

Subscription Revenues (1)
($ millions)
Print domestic home delivery (2)
Print Other (4)
Digital-only
Period
2018
533
109
400
1,042
2019
525
99
460
1,084
2020
529
68
598
1,195
2021
529
59
774
1,362
YTD 2021
269
29
370
668
YTD 2022
262
28
465
756

(1) Amounts may not add due to rounding.
(2) Includes access to some of our digital products.
(3) Includes Book Review, Mail and Large Type Weekly subscribers.
(4) Print Other includes single-copy, NYT International and other subscription revenues.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b) The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2022 and 2021:

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Advertising revenues:
Digital	$69,292	$70,995	(2.4)%	$136,306	$130,491	4.5%
Print	48,087	41,779	15.1%	97,343	79,399	22.6%
Total advertising	$117,379	$112,774	4.1%	$233,649	$209,890	11.3%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, our live events business, our student subscription sponsorship program, and television and film. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue, and television and film revenue, totaled $27.2 million and $53.0 million for the second quarter and first six months of 2022, respectively.

(d) Includes amortization of intangible assets related to our acquisitions of approximately $7 million and $12 million for the second quarter and first six months of 2022, respectively.

(e) In the first quarter of 2022, the Company recorded acquisition-related costs which primarily include expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

(f) In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.

(g) In the second quarter of 2022, the Company recorded a $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. The Athletic is a separate reportable segment of the Company. As a result, beginning in the first quarter of 2022, we have two reportable segments: The New York Times Group and The Athletic. Management uses revenues, adjusted operating costs and adjusted operating profit by segment in assessing performance and allocating resources.

Subscription revenue from our digital subscription package (or “bundle”) is allocated to The New York Times Group and The Athletic. We allocate revenue first to our digital news product based on its list price and then the remaining bundle revenue is allocated to the other products in the bundle, including The Athletic, based on their relative list price. The direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, are allocated to The New York Times Group and The Athletic based on a historical actual percentage of these costs to bundle revenue.

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Revenues
The New York Times Group	$536,134	$498,497	7.6%	$1,061,402	$971,542	9.2%
The Athletic	19,546	—	*	31,703	—	*
Total revenues	$555,680	$498,497	11.5%	$1,093,105	$971,542	12.5%
Adjusted operating costs
The New York Times Group	$447,316	$405,594	10.3%	$904,860	$810,532	11.6%
The Athletic	32,145	—	*	51,123	—	*
Total adjusted operating costs	$479,461	$405,594	18.2%	$955,983	$810,532	17.9%
Adjusted operating profit
The New York Times Group	$88,818	$92,903	(4.4)%	$156,542	$161,010	(2.8)%
The Athletic	(12,599)	—	*	(19,420)	—	*
Total adjusted operating profit	$76,219	$92,903	(18.0)%	$137,122	$161,010	(14.8)%
* Represents a change equal to or in excess of 100% or not meaningful.

Revenues detail by segment
	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
The New York Times Group
Subscription	$366,620	$339,217	8.1%	$728,222	$668,301	9.0%
Advertising	114,832	112,774	1.8%	229,322	209,890	9.3%
Other	54,682	46,506	17.6%	103,858	93,351	11.3%
Total	$536,134	$498,497	7.6%	$1,061,402	$971,542	9.2%
The Athletic
Subscription	$16,999	$—	*	$27,376	$—	*
Advertising	2,547	—	*	4,327	—	*
Total	$19,546	$—	*	$31,703	$—	*
The New York Times Company
Subscription	$383,619	$339,217	13.1%	$755,598	$668,301	13.1%
Advertising	117,379	112,774	4.1%	233,649	209,890	11.3%
Other	54,682	46,506	17.6%	103,858	93,351	11.3%
Total	$555,680	$498,497	11.5%	$1,093,105	$971,542	12.5%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) detail by segment
	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
The New York Times Group
Cost of revenue (excluding depreciation and amortization)	$279,985	$251,358	11.4%	$549,460	$502,355	9.4%
Sales and marketing	58,183	53,555	8.6%	132,643	113,708	16.7%
Product development	46,773	39,699	17.8%	91,952	78,642	16.9%
Adjusted general and administrative (1)	62,375	60,982	2.3%	130,805	115,827	12.9%
Total	$447,316	$405,594	10.3%	$904,860	$810,532	11.6%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$20,598	$—	*	$32,488	$—	*
Sales and marketing	4,586	—	*	7,714	—	*
Product development	4,049	—	*	6,303	—	*
Adjusted general and administrative (2)	2,912	—	*	4,618	—	*
Total	$32,145	$—	*	$51,123	$—	*
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$300,583	$251,358	19.6%	$581,948	$502,355	15.8%
Sales and marketing	62,769	53,555	17.2%	140,357	113,708	23.4%
Product development	50,822	39,699	28.0%	98,255	78,642	24.9%
Adjusted general and administrative	65,287	60,982	7.1%	135,423	115,827	16.9%
Total	$479,461	$405,594	18.2%	$955,983	$810,532	17.9%
(1) Excludes severance of $2.5 million for the second quarter and first six months of 2022, and multiemployer pension withdrawal costs of $1.2 million and $2.4 million for the second quarter and first six months of 2022, respectively. Excludes multiemployer pension withdrawal costs of $1.3 million and $2.6 million for the second quarter and first six months of 2021, respectively, and severance of $0.4 million for the first six months of 2021.

(2) Excludes $0.2 million of severance for the second quarter and first six months of 2022.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit (and adjusted operating profit margin) is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change

Diluted earnings per share from continuing operations	$0.37	$0.32	15.6%	$0.40	$0.57	(29.8%)
Add:
Severance	0.02	—	*	0.02	—	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.01	0.02	(50.0)%
Other components of net periodic benefit costs	0.01	0.02	(50.0)%	0.02	0.03	(33.3)%
Special items:
Acquisition-related costs	—	—	—	0.21	—	*
Lease termination charge	—	0.02	*	—	0.02	*
Gain on the sale of land	(0.20)	—	*	(0.20)	—	*
Income tax expense of adjustments	0.05	(0.01)	*	(0.01)	(0.02)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.24	$0.36	(33.3)%	$0.44	$0.62	(29.0)%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Operating profit	$51,661	$73,285	(29.5)%	$57,945	$124,943	(53.6)%
Add:
Depreciation and amortization	20,704	14,486	42.9%	39,390	29,203	34.9%
Severance	2,660	—	*	2,660	406	*
Multiemployer pension plan withdrawal costs	1,194	1,301	(8.2)%	2,415	2,627	(8.1)%
Special items:
Acquisition-related costs	—	—	—	34,712	—	*
Lease termination charge	—	3,831	*	—	3,831	*
Adjusted operating profit	$76,219	$92,903	(18.0)%	$137,122	$161,010	(14.8)%
Divided by:
Revenue	$555,680	$498,497	11.5%	$1,093,105	$971,542	12.5%
Adjusted operating profit margin	13.7%	18.6%	(490) bps	12.5%	16.6%	(410) bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Second Quarter			Six Months
	2022	2021	% Change	2022	2021	% Change
Operating costs	$504,019	$421,381	19.6%	$1,000,448	$842,768	18.7%
Less:
Depreciation and amortization	20,704	14,486	42.9%	39,390	29,203	34.9%
Severance	2,660	—	*	2,660	406	*
Multiemployer pension plan withdrawal costs	1,194	1,301	(8.2)%	2,415	2,627	(8.1)%
Adjusted operating costs	$479,461	$405,594	18.2%	$955,983	$810,532	17.9%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SUPPLEMENTARY INFORMATION
(Amounts in thousands, except for ARPU)

Beginning with the second quarter of 2022, the Company has updated its rounding methodology for subscriptions (including net subscriptions additions), subscribers (including net subscriber additions) and subscriber-related metrics (other than ARPU) and will round to the nearest ten thousand instead of the nearest thousand as it had previously been presenting. The sum of individual metrics may not always equal total amounts indicated due to rounding.

In addition, the Company has made a change in its methodology for counting subscribers and subscriptions to The Athletic to exclude free trials (which are primarily long-dated (6-12 months) and given as part of its business development partnerships).

In addition, the Company identified certain nonmaterial errors in previously released subscription, subscriber and subscriber-related metrics data for the periods presented below.

As a result, our computation of the number of The Athletic subscribers and subscriptions as of the acquisition date both decreased by 72,000.

The below supplementary tables update certain historical disclosures for the first quarters of 2021 and 2022 and the fourth quarter of 2021 to reflect the changes in methodology and the error corrections described above. The adjustments had no impact on the Company’s consolidated balance sheets, consolidated statements of comprehensive income (loss) or the consolidated statements of cash flows for any of these periods. The impact of the items noted above on our historical disclosures is as follows:

The following table summarizes the adjustments to digital subscribers as of the end of the first quarters of 2022 and 2021, and fourth quarter of 2021:

	First Quarter						Fourth Quarter
	2022		2022	2021		2021	2021		2021
	As Filed	Adj	Adjusted	As Filed	Adj	Adjusted	As Filed	Adj	Adjusted
Digital-only subscribers(1)	8,328	(98)	8,230	6,101	(18)	6,083	6,840	(57)	6,783
(1) Refer to the corresponding footnotes in the main section of the Press Release.

The following table summarizes the adjustments to digital subscriptions as of the end of the first quarter of 2022:

	First Quarter 2022
	As Filed	Adj	Adjusted
Digital-only subscriptions(1)	9,620	(41)	9,579
(1) Refer to the corresponding footnotes in the main section of the Press Release.

The following table summarizes the adjustments to supplementary subscriber metrics as of the end of the first quarters of 2022 and 2021, and fourth quarter of 2021:

	First Quarter						Fourth Quarter
	2022		2022	2021		2021	2021		2021
	As Filed	Adj	Adjusted	As Filed	Adj	Adjusted	As Filed	Adj	Adjusted
Digital-only subscriber ARPU (1)	$9.04	$0.09	$9.13	$9.15	$0.03	$9.18	$9.55	$0.05	$9.60
Total multiproduct subscribers (1)	2,569	(3)	2,566	2,100	3	2,103	2,351	—	2,351
Digital-only subscribers with News (1)	6,150	(49)	6,101	5,290	(20)	5,270	5,880	(54)	5,826
Subscribers with The Athletic (1)	1,257	(41)	1,216	—	—	—	—	—	—
(1) Refer to the corresponding footnotes in the main section of the Press Release.

THE NEW YORK TIMES COMPANY
SUPPLEMENTARY INFORMATION
(Amounts in thousands, except for ARPU)
The following table summarizes the Company’s subscribers, subscriptions related subscriber metrics over the last six quarters. The second quarter reflects the update to the rounding methodology and first quarter of 2022, fourth and first quarter of 2021 reflect the adjustments noted in the previous section.

The following table summarizes digital and print subscribers for the last six quarters:

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Digital-only subscribers (1)	8,410	8,230	6,783	6,546	6,190	6,083
Print subscribers (1)	760	780	795	806	815	837
Total subscribers (1)	9,170	9,010	7,578	7,352	7,005	6,920
(1) Refer to the corresponding footnotes in the main section of the Press Release.

The following table summarizes digital and print subscriptions for the last six quarters:

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Digital-only subscriptions (1)	9,810	9,579	8,005	7,630	7,175	7,033
Print subscriptions (1)	750	770	784	795	803	825
Total subscriptions (1)	10,560	10,349	8,789	8,425	7,978	7,858
(1) Refer to the corresponding footnotes in the main section of the Press Release.

The following table summarizes supplementary subscriber metrics for the last six quarters:

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Digital-only subscriber ARPU (1)	$8.83	$9.13	$9.60	$9.64	$9.55	$9.18
Total multiproduct subscribers (1)	2,690	2,566	2,351	2,245	2,135	2,103
Digital-only subscribers with News (1)	6,140	6,101	5,826	5,665	5,350	5,270
Subscribers with The Athletic (1)	1,690	1,216	—	—	—	—
(1) Refer to the corresponding footnotes in the main section of the Press Release.